SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DAEGIS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Daegis Inc.
1420 Rocky Ridge Drive, Suite 380
Roseville, CA 95661

August 29, 2011

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Daegis Inc. to be held on September 29, 2011 at 9:00 a.m., Pacific Time, at Daegis Inc., 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661.

     At the meeting, shareholders will vote on two proposals: (1) the election of six members to the board of directors; and (2) to ratify the appointment of Grant Thornton LLP as Daegis’ independent auditors for fiscal 2012. Your board of directors recommends a vote “FOR” both of these proposals.

     Your vote is important and we encourage you to vote promptly. After reading the proxy statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope provided. Alternatively, you may vote your shares via a toll-free telephone number or via the Internet. Instructions regarding all three methods of voting are provided on the proxy card.

     Over the course of the past year since our June 29, 2010 merger, we have integrated and transitioned the company and we are primed for growth today. We have more than doubled our sales force, invested in marketing with new demand generation and brand awareness programs, launched our managed document review service and integrated our technologies. Based on our product innovation, we expanded our product strategy and will be launching new products to meet client requirements.

     On July 6, 2011, we changed our name to Daegis Inc. and our stock symbol to DAEG to mark this milestone in our transformation to a leading eDiscovery software and services company. We have repositioned ourselves to take advantage of a high growth, $4 billion market opportunity. Today, we are the eDiscovery company focused on growing revenues and market share with innovative solutions, complemented by our information management division. Our information management business consisting of our software tools, data management, archive and modernization businesses continues to be a stable and integral part of our company. We continue to take special care of our worldwide customers through excellent customer support and customer driven product enhancements.

     We have an exciting and promising year ahead. Thank you for your participation and we ask for your support of our proposals.

Sincerely,

Todd E. Wille
President and Chief Executive Officer

Daegis Inc.
1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
September 29, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Daegis Inc. to be held on September 29, 2011, at 9:00 a.m., Pacific Time, at Daegis Inc., 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661, for the following purposes:

1.	To elect six (6) members of the board of directors to hold office until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of Grant Thornton LLP as Daegis’s independent auditors for the fiscal year ending April 30, 2012.

3.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the Proxy Statement that accompanies this Notice.

Stockholders of record at the close of business on August 8, 2011, are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 1420 Rocky Ridge Drive, Suite 380, Roseville, California, 95661.

Sincerely,

Steven D. Bonham
Secretary

Roseville, California
August 29, 2011

PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET, AS DESCRIBED IN THE ACCOMPANYING MATERIALS. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. PROXIES ARE REVOCABLE, AND IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 29, 2011: Our Proxy Statement is attached. Financial and other information concerning Daegis Inc. is contained in our Annual Report to Stockholders for the fiscal year ended April 30, 2011. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at www.proxyvote.com.

DAEGIS INC.
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the board of directors (the “Board”) of Daegis Inc. (“Daegis,” “Company,” “we,” “us” or “our”), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on September 29, 2011 (the “Annual Meeting”), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is August 29, 2011, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

Annual Report. Our Annual Report on Form 10-K for the fiscal year ended April 30, 2011, is enclosed along with this Proxy Statement.

Voting Securities. Only stockholders of record as of the close of business on August 8, 2011 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 14,641,659 shares of Daegis common stock, par value $0.001 per share, and also 1,666,667 shares of Daegis preferred stock, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each stockholder of record as of that date is entitled to one vote for each share of common or preferred stock held on each of the proposals presented in this Proxy Statement. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Solicitation of Proxies. We will solicit stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Daegis stock registered in the names of such persons and will reimburse them for their reasonable out-of-pocket costs. We may also use the services of directors, officers and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. Except as described below, (i) All valid proxies received prior to the Annual Meeting will be voted; (ii) All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made; and (iii) If no choice is indicated, shares represented by signed proxy cards will be voted FOR each director nominee and IN FAVOR of proposal no. 2. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted at the Annual Meeting by delivering to the secretary of the Company a written instrument revoking the previously delivered proxy or by delivering a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

Stockholders whose shares are registered in their own names may vote: (1) by returning a proxy card; (2) via the Internet; or (3) by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

PROPOSAL NO. 1

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

ELECTION OF DIRECTORS

Daegis Inc. has a board of directors consisting of six (6) members who will serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Our nominees for election to the Board of Directors (the “Board”) and information with respect to their ages as of June 30, 2011, and their positions and offices held with the Company are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees listed below unless otherwise instructed. Proxies may not be voted for a greater number of persons than the number of nominees named. We know of no reason why any nominee should be unable or unwilling to serve as a director. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e. “broker non-votes,” will be counted as present for purposes of determining if a quorum is present.

Nominees for election to the Board are as follows:

			Director
Name	Current Position with Company	Age	Since
Steven D. Whiteman	Chairman of Board and Nominating and Governance Committee Chair	60	1997
Timothy P. Bacci	Director	52	2009
Robert M. Bozeman	Director and Mergers and Acquisitions Committee Chair	62	2008
Richard M. Brooks	Director and Audit Committee Chair	57	2005
Tery R. Larrew	Director and Compensation Committee Chair	57	2002
Todd E. Wille	President and Chief Executive Officer	48	2000

The following table details the Board’s committee structure and committee membership information as of April 30, 2011.

			Nominating and	Mergers &
	Audit	Compensation	Governance	Acquisitions
Name of Director (1)	Committee	Committee	Committee	Committee
Timothy P. Bacci			Member	Member
Robert M. Bozeman		Member	Member	Chairperson
Richard M. Brooks	Chairperson
Tery R. Larrew	Member	Chairperson
Steven D. Whiteman	Member	Member	Chairperson

(1)	With the exception of Mr. Wille, the company’s CEO, all other Board members are non-employees.

Steven D. Whiteman has served as a Director of the Company since May 1997. In August 2004, he was appointed Chairman of the Board. Mr. Whiteman previously served as the President and Chief Executive Officer of Intesource, an Internet based e-procurement company. From June 2000 to May 2002, he worked as an independent consultant. From May 1993 until June 2000, Mr. Whiteman served as President of Viasoft, Inc. (“Viasoft”), a publicly-traded software products and services company. From February 1994 to June 2000, Mr. Whiteman also served as Chief Executive Officer and Director of Viasoft, and from April 1997 to June 2000, he served as Chairman of the Board of Directors. Mr. Whiteman is also a Director of Intesource, Actuate Corporation, and Flypaper Inc. Mr. Whiteman holds a B.A. degree in Business Administration from Taylor University and an M.B.A. from the University of Cincinnati.

Mr. Whiteman’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his prior experience as a chief executive officer of technology companies, his service on other corporate boards, as well as his extensive knowledge about the Company gained from his tenure as a board member dating back to 1997.

Timothy P. Bacci joined our Board of Directors on August 20, 2009 following our acquisition of AXS-One Inc. on June 30, 2009. Prior to joining our Board of Directors, Mr. Bacci had been a board member of AXS-One. Mr. Bacci is the co-founder of BlueLine Partners, a California-based strategic opportunities fund with more than $100 million in assets invested in small, publicly-traded, and undervalued healthcare and IT companies. Prior to BlueLine, he spent 15 years in executive positions for software companies, including serving as Chairman and interim CEO of Instant802 Networks and CEO of siteROCK Corp. He was a co-founder of Vicinity Corporation, which was acquired by Microsoft in 2002. Additionally, he has served as a consultant to several early stage technology companies addressing areas relating to corporate strategy and executive recruiting. Mr. Bacci holds a B.S. in Engineering from the United States Naval Academy and served as an officer on active duty in the U.S. Navy as a fighter pilot.

Mr. Bacci’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his significant management and executive experience in the software industry, his experience in providing consulting services relating to corporate strategy and executive recruiting, his experience gained in evaluating and investing in healthcare and IT companies as a co-founder of BlueLine Partners and his service on other corporate boards.

Robert M. Bozeman was appointed Director in January of 2008. Mr. Bozeman currently serves as an investor and/or advisor to companies in Silicon Valley. His experience includes business operations, venture capital investment, and mergers and acquisitions. He previously served in the capacities of CEO and board member for a variety of software, information services and computer supplier companies. Mr. Bozeman's last operating role was as CEO for Bricsnet from July 2003 through November 2004; prior to that - from November 1997 through December 2003, Mr. Bozeman was General Partner of Angel Investors LP for both its Fund I and Fund II. Investments by the firm included Ask Jeeves, Brightmail, Google, Opsware, and PayPal. In addition, many of Angel Investors LP investments became successful acquisitions, including AOL’s acquisition of Spinner, Microsoft’s acquisitions of eQuil, MongoMusic and Vacation Spot and Sybase’s acquisition of AvantGo!. Mr. Bozeman is currently on the board and/or is an advisor to Balluun, Become.com, InTUUN, Restoration Partners, and Vortex Intellectual Property Management.

Mr. Bozeman’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his significant management and executive experience in a variety of technology companies, his service on other corporate boards and his extensive experience gained in evaluating and investing in companies as a General Partner of Angel Investors.

Richard M. Brooks has served as a Director of the Company since August 2005. Since January 2011, Mr. Brooks has been the Executive Vice President and Chief Financial Officer of Composite Technology International, Inc., a “green” manufacturer of building products. From September 2006 to December 2010, Mr. Brooks was a partner with Tatum, a national Executive Services consulting company, which is a wholly-owned subsidiary of SFN Group. With Tatum, Mr. Brooks acted as the project lead on a variety of consulting assignments, including acting as the interim CFO for Pixelworks, a publicly-traded semi-conductor company. Mr. Brooks previously served as Chief Executive Officer for VantageMed, a public company, from April 2002 to December 2004. In addition, Mr. Brooks served as a director of VantageMed Corporation from March 2001 to January 2005 and was appointed Chairman of that board in May of 2002. Mr. Brooks received a B.S. in Business Administration from Oregon State University.

Mr. Brooks’ qualifications to serve on our Board of Directors include, among other skills and qualifications, his significant management and executive experience with public companies and his extensive experience in providing financial consulting services to a variety of companies, including publicly-traded companies.

Tery R. Larrew has served as a Director of the Company since May 2002. Mr. Larrew is the founding and managing partner of Caddis Capital LLC, a private equity firm that specializes in income oriented investments with strong equity appreciation including International Gaming and Entertainment; Energy – Oil & Gas Exploration and Production; Real Estate - Mobile Home Communities, Apartment Complexes, Self Storage Units and Unimproved Land; Natural Resources – Water and Secured Debt/Hard Asset financing. Until 2005, Mr. Larrew served as the President and CEO of Vericept Corporation, a provider of network-based early warning and misuse prevention solutions, headquartered in Denver, Colorado. Prior to joining Vericept in 2002, Mr. Larrew co-founded IQ3G, a mobile services company, in 2000. From 1999 to 2000, Mr. Larrew was the Chairman and Chief Executive Officer of a start-up e-communication company, UPDATE Systems, Inc. From 1989 to 1998, Mr. Larrew served as President of the Database Marketing Services Division of Metromail/CIC. He is a graduate of Colorado State University with a B.S. degree in Business Administration and serves on the Global Leadership Council for the Colorado State University School of Business.

Mr. Larrew’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his significant management and executive experience in the technology industry, his broad range of management experiences, as well as his extensive knowledge about the Company gained from his tenure as a board member dating back to 2002.

Todd E. Wille has served as our President and Chief Executive Officer since November 2000. He rejoined the Company in October 2000 as the Chief Operating Officer and acting Chief Financial Officer. Mr. Wille originally joined us in August 1995 as the Corporate Controller. In September 1997, Mr. Wille was promoted to Vice President, Finance and Chief Financial Officer. In March 1998, Mr. Wille left the Company and joined FRx Software Corporation as the Vice President of Finance and Chief Financial Officer. Subsequently, Mr. Wille was promoted to Senior Vice President of Operations. Mr. Wille received a B.A. degree in Business Administration with concentrations in accounting and finance and management information systems from Wartburg College.

Mr. Wille’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his extensive management, financial and operation experience and his experience with our Company.

No nominee has any family relationship with any other nominee or with any of the Company’s executive officers.

Information About the Board of Directors and Committees of the Board

The Board has determined that the positions of Chairman of the Board and Chief Executive Officer should be held by different persons. In addition, the Board believes that the Chairman should not be an employee of the Company. Since August 2004, the Board has been led by Mr. Steven D. Whiteman, an independent non-executive chairman. The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the CEO as necessary or appropriate). The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Board believes this leadership structure has enhanced the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance.

The Company has a Nominating and Corporate Governance Committee of which the primary responsibilities are to: (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company; and (vi) provide oversight in the evaluation of the Board and each committee. Subject to the advance notice provision of Daegis’s bylaws, as described below, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Secretary of Daegis at our corporate office located at 1420 Rocky Ridge Drive, Suite 380, Roseville, CA 95661. Nominee recommendations to the Board from stockholders are considered under the same criteria as a nominee recommended by the Board.

In identifying candidates for membership on the Board of Directors, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, conflict of interest, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. When identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company.

In addition, this committee is charged with developing corporate governance practices to fulfill its responsibility to our stockholders.

Each nominee for director named herein was recommended to the Company by the Nominating and Corporate Governance Committee.

Each person who was a member of the Board during our last fiscal year attended at least 75% of the aggregate meetings of the Board and all committees of the Board. During our last fiscal year, a total of seven meetings of the Board of Directors were held. We do not require Board members to attend our annual meeting of stockholders.

Stockholders who wish to communicate with our Board of Directors or an individual director may send a written communication to the Board or such director c/o Daegis Inc., 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661, Attn: Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number of Daegis shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by the Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Role of Board of Directors in Risk Oversight

The Board of Directors oversees our processes to manage risk at the Board and senior management levels. The Board of Directors delegates much of this responsibility to the Audit Committee. Under its charter, the Audit Committee shall discuss with management the Company’s major financial risk exposures and steps management has taken to limit, monitor or control such exposure. While the Board of Directors and Audit Committee oversee our Company’s risk management, our senior management is responsible for the development, implementation, and maintenance of our risk management processes and provides periodic reports to the Board of Directors and its committees, as appropriate, on its assessment of strategic, operational, legal and compliance, and financial reporting risks to the Company. The Board of Directors and its committees, as appropriate, review and consider the management reports provided on the Company’s enterprise risk and risk management strategy.

Audit Committee

We have established an Audit Committee (the “Audit Committee”), the primary responsibilities of which are to oversee the accounting and financial reporting processes of our company as well as our affiliated and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that is provided to stockholders and others, and the system of internal controls that management and the Board of Directors have established. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

The Audit Committee is comprised of three members, each of whom was selected by the Board of Directors. Richard Brooks, Tery Larrew, and Steven Whiteman currently serve as our Audit Committee members. Our Board of Directors has determined that each of the members of our Audit Committee is “independent,” as defined under and required by the federal securities laws and the rules of the NASDAQ. Our Board of Directors has determined that Mr. Brooks qualifies as an “audit committee financial expert” under the federal securities laws and that each member of the Audit Committee has the “financial sophistication” required under the rules of the NASDAQ. Mr. Brooks is the Chairperson of the Audit Committee.

Code of Conduct and Ethics

Our Board of Directors has adopted a code of conduct and ethics (the “Code”) that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The Code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The Audit Committee is responsible for applying and interpreting the Code in situations where questions are presented to it. The Board has adopted a code of business conduct that applies to all our employees, officers and directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Executive Officers

The following table sets forth certain information concerning our executive officers as of April 30, 2011.

			Executive
			Officer
Name	Current Position with Company	Age	Since
Todd E. Wille	President and Chief Executive Officer	48	2000
Steven D. Bonham	Vice President, Finance and Administration and CFO	54	2005
Mark T. Bygraves	Vice President, Sales	54	2007
Duane V. George	Vice President, Product Development and CTO	53	2007
Judson Holt	Senior Vice President - Client Services and Operations	39	2011
Kurt Jensen	Executive Vice President and Chief Operating Officer	45	2010
Frank Verardi	Vice President, Sales	62	2001

Todd E. Wille has served as our President and Chief Executive Officer since November 2000. He rejoined the Company in October 2000 as the Chief Operating Officer and acting Chief Financial Officer. Mr. Wille originally joined us in August 1995 as the Corporate Controller. In September 1997, Mr. Wille was promoted to Vice President, Finance and Chief Financial Officer. In March 1998, Mr. Wille left the Company and joined FRx Software Corporation as the Vice President of Finance and Chief Financial Officer. Subsequently, Mr. Wille was promoted to Senior Vice President of Operations. Mr. Wille received a B.A. degree in Business Administration with concentrations in accounting and finance and management information systems from Wartburg College.

Steven D. Bonham joined the Company in June 2005, as Vice President of Finance and Administration and Chief Financial Officer. Previously, Mr. Bonham was the Chief Financial Officer for LexisNexis/Examen, a subsidiary of LexisNexis, from 1997-2005. Prior to LexisNexis/Examen, Mr. Bonham spent nine years with Foundation Health Corporation, a former Fortune 500 publicly-traded managed care insurance company, most recently serving as the Vice President of Finance for Foundation’s California Heath Plan. Mr. Bonham, a licensed Certified Public Accountant, has a B.S. degree in Accounting from California State University, Sacramento.

Mark T. Bygraves joined the Company in November 2006 as part of the acquisition of Gupta Technologies, where he had served since February 2002, most recently as Managing Director. Mr. Bygraves was appointed as an officer on May 1, 2007 and is currently Vice President of Sales and is responsible for driving the worldwide archive business. Mr. Bygraves has worked in the IT industry for over 25 years, holding a number of senior positions, most recently from January 1999 to January 2002 as Director of Channels at Hitachi Data Systems. Prior to Hitachi Data Systems, Mr. Bygraves was the Sales Director of Transformation Software.

Duane V. George has served as Vice President of Product Development and CTO since July 2006. Mr. George is responsible for product development, customer support, training, documentation, quality control and assurance. Mr. George provides the technical vision, leads all aspects of the Company’s technology development and plays an integral role in shaping the Company’s strategic direction, development and future growth. Mr. George began his career as an engineer with the Department of Defense managing the acquisition and implementation of Computer Aided Design and Manufacturing (CAD/CAM) systems. Subsequently, Mr. George joined the US Space Command to manage strategic space defense initiatives and satellite Command Control and Communication (C3) programs. He eventually moved into software development, customer support and project management with an emphasis on customer satisfaction and joined us in 1995. He earned his B.S. in Engineering from Brigham Young University in Provo, Utah.

Judson Holt became an officer on May 1, 2011. As co-founder of Strategic Office Solutions, Inc. (dba Daegis), Jud has many years of diverse litigation support and eDiscovery experience. As Senior Vice President - Client Services and Operations, Mr. Holt is responsible for the teams that deliver client success, including operations, client services, IT and data collections. His efforts are focused on the continued development and implementation of quality processes throughout the organization to ensure successful project outcomes. Before joining Daegis, Jud served as a consultant/project manager at ZIA Information Analysis Group and DeNovo. He specialized in managing multiple vendors and large-scale coding and imaging projects for major class-action cases. He received a bachelor’s degree in psychology from the University of Colorado.

Kurt A. Jensen joined the Company as Executive Vice President and Chief Operating Officer through the acquisition of Strategic Office Solutions, Inc. in June 2010. Mr. Jensen had served as President and Chief Executive Officer of Strategic Office Solutions, Inc. (dba Daegis) since its founding in 1999. Following the acquisition in June 2010, Mr. Jensen has acted as the COO for our eDiscovery Division. Prior to founding Strategic Office Solutions, Mr. Jensen held various positions of increasing responsibility at Researchers, a privately-owned company with offices throughout the western United States. Mr. Jensen received a B.S. degree in Business Administration and Marketing from University of California, Berkley, CA.

Frank Verardi has served as an executive officer since 2000. Mr. Verardi is currently Vice President of Sales responsible for driving worldwide sales and the day to day operational responsibilities for the application development, database and migration business. From 2007 through April 2011, Mr. Verardi was the Vice President of Sales for the Americas and Asia Pacific regions. From May 2005 to April 2007, he served as Vice President and General Manager where he oversaw the sales and marketing for the Company’s technology products. From June 2003 to April 2005, he served as Vice President of Technical Services, and from May 2001 to May 2003, he served as Vice President of Worldwide Sales and Marketing. Prior to these positions, Mr. Verardi served in various management positions, including Vice President of Worldwide Professional Services, Vice President of Worldwide Product Delivery and Customer Support, and Director of Client Services. Mr. Verardi joined the Company in August 1988. Prior to that, Mr. Verardi held various positions with Computer Sciences Corporation, including Director of Commercial Professional Services. Mr. Verardi received a B.S. degree in Computer Science from California State University, Chico.

There are no family relationships among any of the Company’s executive officers and directors.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a current or former officer or employee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee does not believe that any of the Company’s compensation policies or practices create risks that are reasonably likely to have a material adverse effect on the Company. This Compensation Discussion and Analysis section describes generally our compensation policies and practices that are applicable for executive and management employees.

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, a long-term equity incentive compensation plan (“LTI”) and broad-based benefits programs. We place emphasis on pay for performance-based incentive compensation programs, which make payments when certain company or revenue goals are achieved. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our CEO, and our five most highly compensated officers as of our fiscal year end.

Compensation Committee

We have established a Compensation Committee (the “Compensation Committee”), the primary responsibilities of which are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors, including reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our stock compensation plans.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to stock option grants issued under our Stock Option Plan. Even where the Compensation Committee has not delegated authority, our executive officers typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of stock options and stock grants.

The Compensation Committee engaged Compensia, Inc. to conduct an executive total compensation analysis and to review and provide recommendations with respect to director compensation.

The Compensation Committee is comprised of three members, each of whom was elected by the Board. Tery Larrew (Chairperson), Robert Bozeman and Steven Whiteman currently serve on our Compensation Committee.

The Objectives of Our Executive Compensation Program

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. Our Compensation Committee is composed entirely of non-employee independent directors. The primary goals of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and equity incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, the Compensation Committee intends to implement and maintain compensation plans that tie a substantial portion of the executives’ overall compensation to our financial and operational performance, as measured by metrics such as total revenue, revenue growth and profitability. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes are comparable with executives in other companies of similar size and stage of development operating in the software industry while taking into account our relative performance and strategic goals.

We use the following principles to guide our decisions regarding executive compensation:

Allocation between long-term and currently paid out compensation.
The compensation we currently pay consists of base salary and annual cash bonus incentive compensation. The long-term compensation consists entirely of stock awards or stock options pursuant to our 2001 and 2010 Stock Option Plans. The allocation between long-term and currently paid out compensation is based on an analysis of how the enterprise software industry and companies of similar size in the general technology market use long-term incentives and currently paid cash compensation to pay their executive officers.

Allocation between cash and non-cash compensation.
It is our intent to allocate all currently paid compensation and annual bonus incentive pay in the form of cash and all long-term compensation in the form of stock awards and/or stock options to purchase our common stock. We consider competitive market analyses when determining the allocation between cash and non-cash compensation.

Provide compensation opportunities targeted at market median levels.
To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders, we strive to provide a total compensation package that is competitive with total compensation provided by our industry peer group. We benchmark our salary and target incentive levels and practices as well as our performance results in relation to other comparable general technology and enterprise software companies of similar size in terms of revenue and market capitalization. In fiscal 2011, we engaged a compensation consultant to provide us with a comprehensive evaluation of our executive compensation program. The consultant used multiple data sources, including confidential market compensation surveys and public survey data and the publicly disclosed compensation information from fourteen comparable companies with similar attributes.

We target base salaries and target total cash compensation to equal the market median (50th percentile) compensation level. We believe our executive compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.

Require performance goals to be substantially achieved in order for the majority of the target pay levels to be earned.
Our executive compensation program emphasizes pay for performance. Performance is measured based on the achievement of company financial and operational performance goals established by our Board of Directors relative to our Board of Director approved annual business plan. Our financial and operational goals are established so the attainment of these goals is not assured and will require significant effort on the part of our executives.

Offer a comprehensive benefits package to all full-time employees.
We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers. As part of our Daegis acquisition, we pay additional benefits to certain employees.

Provide fair and equitable compensation.
We provide a total compensation program that we believe will be perceived by both our executive officers and our stockholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each executive officer, we also consider the pay of each executive officer relative to each of the other executive officers and relative to other members of the management team. We have designed our total compensation programs to be fair to our executive management team.

Annual Market Assessment of Executive Compensation.
On an annual basis, our Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our CEO. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our CEO, Mr. Wille, who reviews each other named executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to any proposed changes to the executive’s base salary, cash bonus incentives and equity incentives. The Compensation Committee considers the Company’s corporate strategy, the annual performance of the executive officer, the importance of the executive position to the Company, the existing salary and awards of the executive officer, the expected contributions to be made by the executive officer in the upcoming fiscal year and any other factors the committee deems appropriate. The Compensation Committee also reviews the analyses and recommendations of the executive compensation consultant retained by the Compensation Committee. After considering the relevant information, the Compensation Committee establishes the annual compensation package for our executive officers.

In February 2010, the Compensation Committee hired Compensia, Inc. to provide guidance on current industry best practices and compensation market data from comparable companies. The data provided by Compensia included executive compensation information for similar positions as our executive management team from a list of fourteen comparable, publicly-traded general technology and enterprise software companies of similar size in terms of revenue and market capitalization and a proprietary compensation database compiled by Compensia that included a combination of small public companies and late stage pre-IPO companies. Compensia reviewed the total compensation package (including base salary, bonus methodology and target amount, and other short and long-term equity incentives) paid to our executive officers as compared to the total compensation package paid to executive officers in similar positions at the comparable companies. Based on this comparison, Compensia prepared an assessment of each of our executive management team’s total compensation package for the Compensation Committee including advice on interpreting the market data and any recommended changes to executive compensation. The compensation market data was summarized at the 25% market percentile, 50% market percentile and 75% market percentiles. The Compensation Committee decided to use the 50% market percentile of the compensation market data since it believed that it was the best representative of a guideline to ensure that our executive compensation is competitive with similar positions of other companies.

The Compensation Committee used the results of the consultant’s analysis to evaluate the appropriateness of compensation levels for each of our executive management team. Prior to the beginning of the fiscal year, with the aid of the Compensia analysis, the Compensation Committee designs the annual executive compensation package based on the Committee’s above stated philosophy, the compensation market data along with other factors including the executive’s and Company’s performance in the prior year, the difficulty of attaining the financial and operational goals created by the Committee, and equity ownership level of each executive for setting the LTI award. The annual executive compensation elements include base salary, plus performance bonuses based on the attainment of financial and operational goals and LTI stock option grants.

As an example, the Compensation Committee had adopted the following for Mr. Wille:

		Total Cash
($’s rounded to nearest thousands)	Base Salary (1)	Compensation (2)	LTI Award (3)
Market data (50% percentile guideline)	$348,500	$553,000	$370,900
FY11 Compensation Package (1)	$350,000	$577,500	$185,000

This example reflects the manner in which the Compensation Committee approaches the design of the performance based elements.

(1)	Following the Company’s acquisition of Strategic Office Solutions, Inc. in June 2010, the Compensation Committee directed Compensia to update their compensation analysis as the acquisition increased the complexity of the Company and doubled its size. Based on the results of the updated analysis the Compensation Committee increased Mr. Wille’s base salary to $350,000 effective August 1, 2010.

(2)	The market data amount includes all compensation which would be paid on a cash basis. Mr. Wille’s compensation package is comprised of only cash compensation related to his base salary and his bonus plan.

(3)	Comprised of both stock options and performance stock options. If certain performance metrics are not achieved, the performance options would be forfeited.

Our Executive Compensation Program Elements

Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. For each fiscal year, the Compensation Committee will select, in its discretion, the executive officers of the Company or its subsidiaries who are to participate in the Company’s incentive plans. The Compensation Committee will establish the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions. Awards will be paid in whole or in part in cash, common stock or other property and will generally be paid in the first quarter following completion of a given fiscal year. The actual amount of any discretionary bonus payment will be determined following a review of each executive’s individual performance and contribution to our strategic goals. The plan does not fix a maximum payout for any officer’s annual discretionary incentive payment. With the exception of the Messrs. Wille and Jensen, no other executive officers have an employment agreement. The basic elements of our executive compensation programs are summarized below:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For fiscal 2011, this review occurred prior to the beginning of the first quarter.

Management Incentive Plan. The Company, through the Compensation Committee, maintains an annual Management Incentive Plan (“MIP”) such that executives of the Company can receive an incentive bonus payment based on the achievement of pre-defined objectives. The primary objective of the MIP is to compensate executives for achieving company financial goals. In addition, the annual MIP can be expanded to include the payment of incentive bonuses based on the attainment of certain strategic goals as determined by the Compensation Committee. The total potential MIP bonus amount is set at approximately 100% of market median levels. For fiscal 2011, the MIP financial goal performance target was the Company’s attainment of $4.0 million of Adjusted EBITDA. The term Adjusted EBITDA was defined as “Earnings before interest, taxes, depreciation, amortization and compensation expense”. The following table provides information regarding the range of the Adjusted EBITDA performance target, threshold and maximum along with the potential payments associated with each such metric.

Adjusted		Pay out % of
EBITDA *	% of Adjusted	MIP Bonus
(thousands)	EBITDA	Target
> $3.2M	80%	80%
> $3.4M	85%	85%
> $3.6M	90%	90%
> $3.8M	95%	95%
> $4.0M	100%	100%
> $4.2M	105%	105%
> $4.4M	110%	110%
> $4.5M	112.5%	115%

* Including the accrued cost of any earned MIP bonuses

As the Company did not achieve its Adjusted EBITDA financial goal for fiscal 2011, there was no financial goal performance bonuses paid to any of the MIP participants, including Messrs. Wille and Bonham. For fiscal 2011, the Compensation Committee did expand the MIP to include a separate strategic goal performance target relating to the closing of an acquisition with revenues of at least $10 million for Messrs. Wille and Bonham due to their significant involvement in successfully closing an acquisition for the Company. During fiscal year 2011, the Company completed the acquisition of Daegis (with revenues in excess of the $10 million revenue threshold) and therefore, the Compensation Committee determined that Messrs. Wille and Bonham earned their respective strategic goal performance bonuses as noted in footnote 11 in the Summary Compensation Table.

Long-Term Equity Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation guidelines have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The Compensation Committee believes that the use of stock and stock-based awards is a significant component in enabling the company to achieve its compensation goals. We do maintain stock award guidelines and all stock awards are made at the direction of the Compensation Committee. The Compensation Committee determined the aggregate equity ownership levels for our executive officers should be set at approximately 100% of market median levels as determined by our compensation consultant and that 25% of the LTI annual award is performance based and is earned upon the appreciation in the Company’s stock price measured over a 2 year period and such awards vest over a 3 year period. The remaining 75% of the LTI award is retention based and is earned ratably over 48 months. When determining award sizes for each executive officer, the Compensation Committee also considered the executive’s opportunities under the long-term cash incentive plans in order to assess the executive’s aggregate equity and cash long-term incentive opportunity and the executive’s ownership of the Company’s stock. For fiscal 2011, this review occurred prior to the beginning of the first quarter.

Options and Stock Awards. Our 2001 Option Plan and 2010 Stock Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee is the administrator of the stock option plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as Mr. Wille, our Chief Executive Officer. In fiscal 2011, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards.” These grants included stock option grants made in May 2010.

Other Compensation. In accordance with our compensation philosophy, the Compensation Committee may, in its discretion, revise, amend or authorize any changes to the executive officer’s compensation or benefits as deemed necessary. There were no discretionary incentive awards made during fiscal 2011. Certain individuals are eligible for incentive compensation under a Sales Commission Plan. The Company did make payments during fiscal 2011 under these plans. The Summary Compensation Table details the amount of the Sales Commission paid to certain executive officers.

Retirement Savings Opportunity. The Company maintains a 401(k) employee retirement savings plan. Eligible employees may contribute up to 100% of their pre-tax salary, but not more than statutory limits. We match a portion of employee contributions, currently 50% of the first 6% of compensation deferred. We do not provide an option for our employees to invest in our common stock in the 401(k) plan.

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. The Company pays an additional amount for Mr. Jensen’s health benefits and Mr. Wille’s supplemental life insurance coverage. These amounts are detailed in the Summary Compensation Table.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Compensation Committee Report

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this annual report.

Submitted by the Compensation Committee: Tery R. Larrew, Robert M. Bozeman, and Steven D. Whiteman.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended April 30, 2011 and 2010 by our President and Chief Executive Officer and our five other most highly compensated executive officers for the last two (2) fiscal years:

					Stock	Option		Sales Commission	All Other
Name and Principal		Salary	Bonus		Awards	Awards		Compensation	Compensation		Total
Position	Year	$ (1)	$ (2)		$ (3)	$ (4)		$ (5)	$		$
Todd E. Wille	2011	337,500	40,000	(6)		193,418	(7)		15,551	(8)	586,469
President and Chief	2010	270,000	40,000	(9)		147,781	(10)				457,781

Steven D. Bonham	2011	218,750	26,000	(11)		68,266	(12)				313,016
Chief Financial Officer	2010	192,500	30,000	(13)		64,177	(14)				286,677

Kurt Jensen (15)	2011	298,820	123,958	(16)					15,157	(17)	437,935
Chief Operations Officer

Frank Verardi	2011	150,000				68,266	(18)	60,072			278,338
Vice President of Sales	2010	150,000				42,343	(19)	91,248			283,591

Mark Bygraves	2011	186,634				45,510	(20)	129,350			361,494
Vice President of Sales	2010	158,254				88,669	(21)	134,493	16,956	(22)	398,372

Duane George	2011	195,000	15,000	(23)		91,020	(24)				301,020
Chief Technical Officer	2010	165,000				65,506	(25)	26,157			256,663

(1)	Includes amounts, if any, deferred at the named executive officer’s option under our 401(k) plan.

(2)	Includes amounts, if any, paid under the Company’s Management Incentive Plan (“MIP”).

(3)	No stock awards have been granted in the last two fiscal years.

(4)	The amounts in this column equal the grant date fair value of each award as computed in accordance with FASB Accounting Standards Codification Topic 718 – Stock Compensation. A discussion of the assumptions used in calculating the grant date fair value of these stock options can be found in Note 1 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011 under the heading “Stock-Based Compensation”. Amounts shown reflect accounting expenses and do not reflect whether the recipient has actually realized a financial benefit from the awards.

(5)	Represents commissions earned and paid pursuant to the Company’s sales commission plans.

(6)	Represents a performance bonus awarded by the Compensation Committee under the Management Incentive Plan relative to the attainment of the Company’s strategic goal regarding acquisitions upon the closing of the Daegis acquisition in June 2010.

(7)	Relates to stock option grants of 63,750 and 21,250 shares of common stock to Mr. Wille on May 4, 2010.

(8)	Represents the amount paid by the company for supplemental life insurance benefits for Mr. Wille.

(9)	Represents a performance bonus awarded by the Compensation Committee under the Management Incentive Plan relative to the attainment of the Company’s acquisition goals upon the acquisition of AXS-One Inc.

(10)	Relates to stock option grants of 12,500 and 87,500 shares of common stock to Mr. Wille on May 5, 2009. Of the stock options granted, 12,500 were performance based options and they were all subsequently forfeited as the related performance metrics were not achieved.

(11)	Represents a performance bonus awarded by the Compensation Committee under the Management Incentive Plan relative to the attainment of the Company’s strategic goal regarding acquisitions upon the closing of the Daegis acquisition in June 2010.

(12)	Relates to stock option grants of 22,500 and 7,500 shares of common stock to Mr. Bonham on May 4, 2010.

(13)	Represents a performance bonus awarded by the Compensation Committee under the Management Incentive Plan relative to the attainment of the Company’s acquisition goals upon the acquisition of AXS-One Inc.

(14)	Relates to stock option grants of 10,000 and 35,000 shares of common stock to Mr. Bonham on May 5, 2009. Of the stock options granted, 10,000 were performance based options and they were all subsequently forfeited as the related performance metrics were not achieved.

(15)	Mr. Jensen joined the Company in June 2010 upon the merger with Strategic Office Solutions, Inc. (dba Daegis) and was appointed Chief Operating Officer.

(16)	Represents incentive payments made to Mr. Jensen in accordance with his employment agreement.

(17)	Represents the additional amount paid by the company for health insurance benefits for Mr. Jensen.

(18)	Relates to stock option grants of 22,500 and 7,500 shares of common stock to Mr. Verardi on May 4, 2010.

(19)	Relates to stock option grants of 7,500 and 22,500 shares of common stock to Mr. Verardi on May 5, 2009. Of the stock options granted, 7,500 were performance based options and they were all subsequently forfeited as the related performance metrics were not achieved.

(20)	Relates to stock option grants of 15,000 and 5,000 shares of common stock to Mr. Bygraves on May 4, 2010.

(21)	Relates to stock option grants of 7,500 and 52,500 shares of common stock to Mr. Bygraves on May 5, 2009. Of the stock options granted, 7,500 were performance based options and they were all subsequently forfeited as the related performance metrics were not achieved.

(22)	Represents the amount received by Mr. Bygraves as a car allowance.

(23)	Represents a discretionary bonus awarded to Mr. George for the successful delivery of key technical projects.

(24)	Relates to stock option grants of 30,000 and 10,000 shares of common stock to Mr. George on May 4, 2010.

(25)	Relates to stock option grants of 7,500 and 37,500 shares of common stock to Mr. George on May 5, 2009. Of the stock options granted, 7,500 were performance based options and they were all subsequently forfeited as the related performance metrics were not achieved.

Grants of Plan-Based Awards

The Compensation Committee approved option awards under our 2001 Stock Option Plan to certain of our named executives in fiscal 2011. Set forth below is information regarding awards granted during fiscal 2011.

			All Other
		All Other Stock	Option Awards:	Exercise or
		Awards:	Number of	Base	Grant Date Fair
		Number of	Securities	Price of Options	Value of Stock
		Shares of	Underlying	or Awards	and Option
Name	Grant Date	Stock (#)	Options (#)	($/share) (1)	Awards ($) (2)
Todd E. Wille	5/4/2010		63,750	$3.56	$157,909
	5/4/2010		21,250	$3.56	$35,509

Steven D. Bonham	5/4/2010		22,500	$3.56	$55,733
	5/4/2010		7,500	$3.56	$12,533

Mark Bygraves	5/4/2010		15,000	$3.56	$37,155
	5/4/2010		5,000	$3.56	$8,355

Frank Verardi	5/4/2010		22,500	$3.56	$55,733
	5/4/2010		7,500	$3.56	$12,533

Duane George	5/4/2010		30,000	$3.56	$74,310
	5/4/2010		10,000	$3.56	$16,710

(1)	All options were granted with an exercise price equal to the fair market value per share of the common stock on the date of grant, as determined by the fair market value of the Company’s common stock on that day.

(2)	The amounts in this column equal the grant date fair value of each award as computed in accordance with FASB Accounting Standards Codification Topic 718 – Stock Compensation. A discussion of the assumptions used in calculating the grant date fair value of these stock options can be found in Note 1 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, under the heading “Stock-Based Compensation”. Amounts shown reflect accounting expenses and do not reflect whether the recipient has actually realized a financial benefit from the awards.

The supplemental table below compares the grant date fair value to the intrinsic value for each of the fiscal 2011 option awards.

Option Awards Fair Value v. Intrinsic Value (supplemental table)

			Intrinsic Value of Stock Option to Executive
	Number			Current market	Option Award
	of Option	Fair Value of	Cash Paid by	value of Option	Economic
	Shares	Option Award	Executive to	Award	Gain/(Loss) to
Executive Officer	Granted	(1)	Exercise Option (2)	(3)	Executive (4)
Todd E. Wille	85,000	$193,418	$302,600	$246,500	$(56,100)
Steven D. Bonham	30,000	$68,266	$106,800	$87,000	$(19,800)
Mark T. Bygraves	20,000	$45,510	$71,200	$58,000	$(13,200)
Frank Verardi	30,000	$68,266	$106,800	$87,000	$(19,800)
Duane V. George	40,000	$91,020	$142,400	$116,000	$(26,400)

(1)	The Fair Value of the Option Award represents the total compensation expense the Company will record over the vesting period in accordance with the grant-date fair value-based compensation expense calculated under FASB Accounting Standards Board Accounting Standards Codification Topic 718 - Stock Compensation. This is the amount reported in the Summary Compensation Table above.

(2)	The total cash amount the executive will be required to pay to the Company to buy the stock represented by the option award at the time of exercise. The exercise price for these option awards is $3.56 which was the closing price of the Company’s common stock on the date of grant.

(3)	The current market value is based on the April 30, 2011 closing price of $2.90.

(4)	The economic gain or loss to the executive officer is calculated as the difference between the market value of the option award at $2.90 per share and the cash cost to exercise these shares at $3.56 per share.

Stock Option Plans

Our 2010 Stock Plan (the “2010 Plan”) is administered by our Compensation Committee. The objectives of the plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

Prior to the 2010 Plan, the Company had a 2001 Stock Option Plan (the “2001 Option Plan”) which terminated in September 2010 upon the approval of our 2010 Plan. There currently are stock options outstanding under the 2001 Stock Option Plan. Under the 2001 Option Plan, the Company was able to grant options to eligible employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 2001 Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant.

Options Available for Issuance
Under the 2010 Stock Plan, the Company may issue up to 1,500,000 shares of common stock to eligible employees, directors, and consultants at prices not less than the fair market value at the date of grant for incentive stock options and non-statutory stock options. As of April 30, 2011 there were 1,262,746 options available under the 2010 Stock Plan. Following the approval of the 2010 Stock Plan, the Company did not make any grants under the 2001 Option Plan.

Term of Options
The term of each option is ten years from the date of the grant of the option, unless a shorter period is established for incentive stock options or the administrator of the 2010 Stock Option Plan establishes a shorter period.

Vesting Schedule
Options granted under our 2010 Stock Option Plan, unless waived or modified in a particular option agreement or by action of the Compensation Committee, vest over a four year period. The options generally have no vesting until the end of one year at which time they become 25% vested. Following the first year, the options generally vest monthly on a ratable basis over the next three years. At the end of four years the options are fully vested.

Administration
The Compensation Committee has full discretionary authority to determine all matters relating to options granted under the plan. The Compensation Committee has the authority to determine the persons eligible to receive options, the number of shares subject to each option, the exercise price of each option, any vesting schedule, any acceleration of the vesting schedule and any extension of the exercise period.

Amendment and Termination
Our Board of Directors has authority to suspend, amend or terminate the plan, except as would adversely affect participants’ rights to outstanding awards without their consent. As the plan administrator, our Compensation Committee has the authority to interpret the plan and options granted under the plan and to make all other determinations necessary or advisable for plan administration.

Other Stock Options

In fiscal 2003, the Board authorized the issuance of non-registered non-plan stock options (“Non-Plan Options”) for individual senior level executive recruitment. These Non-Plan Options are granted pursuant to written agreements that are not subject to the terms of the 2010 Option Plan or the 2001 Option Plan, but have similar terms and conditions. The options and shares issuable under the Non-Plan Options are restricted securities under the Securities Act and may not be issued or sold except under an effective registration statement or an applicable exemption therefrom. The Non-Plan Option agreements contain substantially similar terms as options issued under our 2010 Option Plan or the 2001 Option Plan, including vesting schedule and option term.

Employment Agreements and Termination and Change of Control Agreements

We have an employment agreement with Mr. Wille, our President and CEO, which became effective October 1, 2000. Under the agreement, he originally received an annual salary of $220,000, subject to Board adjustment, and is eligible to receive bonuses upon Daegis achieving certain benchmarks in its business plan. Following a merger of the Company or sale of substantially all of its assets, the unvested portion of all options held by Mr. Wille as of the date of the transaction will automatically vest. Should Mr. Wille be terminated without cause or resign for good reason, all options held by Mr. Wille will have the benefit of twelve (12) additional months of vesting and he will receive an amount equal to twelve (12) months’ salary and the continuation of health benefits for 12 months following termination.

We also have an employment agreement with Mr. Jensen, our Executive Vice President and COO, which became effective June 30, 2010. The agreement has a three-year term, which may be extended year to year upon expiration. Under the agreement, Mr. Jensen is entitled to a base salary of $325,000 with a performance bonus up to 55% of base salary, and guaranteed additional payments of $175,000 and $87,500 for the first and second years, respectively, of his employment with the Company. Mr. Jensen will also be eligible to participate in the Company’s employee benefit programs, including the Company’s stock option plans. If the Company terminates Mr. Jensen’s employment for any reason, other than cause, or if Mr. Jensen terminates his employment for good reason, Mr. Jensen shall receive his base salary, bonus, and benefits for the twelve months following termination.

Change in Control

Under our 2001 and 2010 Stock Option Plans, should we merge with or otherwise be acquired by another company in a transaction where our stockholders do not retain a majority of the voting stock, such event would constitute a “Change of Control.” If there is a Change of Control and the successor company fails to either assume the outstanding options or substitute substantially equivalent options for its own stock, the vesting of all our outstanding options shall accelerate to become fully vested and immediately exercisable. Any outstanding options will terminate if they are not exercised upon consummation of the merger or assumed or replaced by the successor corporation.

Outstanding Equity Awards at April 30, 2011

The following table summarizes the outstanding equity award holdings by our named executive officers.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date
Todd E. Wille	30,000		1.25	9/26/2011
	30,000		1.30	11/16/2011
	30,000		2.75	5/9/2012
	53,375	625	2.55	5/1/2017
	51,250	8,750	5.20	11/27/2017
	54,687	20,313	6.40	5/2/2018
	41,927	45,573	2.60	5/5/2019
	14,609	49,141	3.56	5/4/2020
		21,250	3.56	5/4/2020

Steven D. Bonham	40,000		1.85	6/27/2015
	14,400		2.55	5/1/2017
	5,125	875	5.20	11/27/2017
	10,937	4,063	6.40	5/2/2018
	16,770	18,230	2.60	5/5/2019
	5,156	17,344	3.56	5/4/2020
		7,500	3.56	5/4/2020

Mark Bygraves	20,000		2.55	5/1/2017
	17,083	2,917	5.20	11/27/2017
	18,229	6,771	6.40	5/2/2018
	25,156	27,344	2.60	5/5/2019
	3,437	11,563	3.56	5/4/2020
		5,000	3.56	5/4/2020

Duane George	5,000		1.30	11/16/2011
	2,000		2.75	5/9/2012
	2,000		3.35	11/3/2013
	3,000		4.70	5/3/2014
	1,400		2.05	12/10/2014
	15,000		1.10	11/16/2016
	17,337	63	2.55	5/1/2017
	8,541	1,459	5.20	11/27/2017
	10,937	4,063	6.40	5/2/2018
	17,968	19,532	2.60	5/5/2019
	6,875	23,125	3.56	5/4/2020
		10,000	3.56	5/4/2020

Frank Verardi	8,000		1.25	9/26/2011
	10,000		1.30	11/16/2011
	15,000		2.75	5/9/2012
	4,000		2.30	2/2/2015
	10,781	11,719	2.60	5/5/2019
	5,156	17,344	3.56	5/4/2020
		7,500	3.56	5/4/2020

Kurt Jensen	0	0	N/A	N/A

Option Exercises and Stock Vested

Mark Bygraves exercised an option to purchase 15,000 shares of our Common Stock on April 27, 2011 at an exercise price of $1.20 per share. Based upon the closing market value on the date of exercise of $2.90 per share, the total value realized by Mr. Bygraves upon exercise was $25,500.

Compensation of Directors

The compensation for each individual non-employee (“Independent”) Director is assessed by the other members of the Board and is generally based upon the degree and quality of his/her participation in Board activities. Directors receive an annual cash retainer and an annual stock option. For the year ended April 30, 2011 each director was awarded an option to purchase 10,000 shares of common stock. A summary of the compensation for each Independent Director is included on the following table.

	Based Upon	Annual Maximum	How Paid
Annual Cash Retainer (1)	Board participation	$25,000 in cash	$6,250 per quarter

Annual Stock Option Grant (2)	Board determination of award to be made pursuant to the 2010 and 2001 Stock Option Plans	Up to 10,000 shares of common stock	An option to purchase the Company’s common stock at FMV at the date of grant with a one year vesting period

(1)	We pay non-employee directors an annual cash retainer fee of $25,000 which is paid in four quarterly payments of $6,250 each. Payments are to be made in the middle of each fiscal quarter. Directors also receive compensation for their participation or chairing of committees. These payments are paid in four quarterly payments in the middle of each fiscal quarter. The Chairman of the Board is paid $15,000 annually. The Chairman of the Audit Committee is paid $12,000 annually. The Chairman of the M&A Committee is paid $10,000 annually. The Chairman of the Compensation Committee is paid an annual fee of $8,000. An annual fee of $4,000 is paid for participation in the Compensation Committee and M&A Committee and an annual fee of $6,000 is paid for participation on the Audit Committee.

(2)	Directors can receive an annual stock option grant of up to 10,000 shares of Daegis common stock. Eligibility is determined by the Board and is based on several factors, including the financial performance of the Company, the Director’s personal contribution to the Company and any other relevant factors or events. The stock option grant, if any, is made in May of each year and the exercise price shall be equivalent to the fair market value of the stock at the time of the option grant. Any such option grant will vest monthly over a period of twelve (12) months.

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended April 30, 2011.

Director Compensation Table

	Fees Earned or		Stock	Option
	Paid in Cash		Awards	Awards		Total
Name	($)		($)	($)		($)
Timothy P. Bacci	33,945	(1)		20,600	(2)	54,545
Robert M. Bozeman	35,000			20,600	(2)	55,600
Richard M. Brooks	37,575	(3)		20,600	(2)	58,175
Tery R. Larrew	40,814	(4)		20,600	(2)	61,414
Steven D. Whiteman	42,620	(5)		20,600	(2)	63,220

(1)	Includes $4,945 of reimbursable expenses paid to Mr. Bacci.

(2)	Represents the aggregate grant date fair market value of options to purchase 10,000 shares of common stock on May 4, 2010 with an exercise price of $3.56 per share calculated in accordance with FASB Accounting Standards Codification Topic 718 – Stock Compensation.

(3)	Includes $575 of reimbursable expenses paid to Mr. Brooks.

(4)	Includes $1,814 of reimbursable expenses paid to Mr. Larrew.

(5)	Includes $2,620 of reimbursable expenses paid to Mr. Whiteman.

Director Restricted Stock Plan

In fiscal 2003, the Board adopted, without a need for shareholder approval, the 2002 Director Restricted Stock Plan (the “Director Restricted Stock Plan”) as part of a program to provide compensation we felt was necessary to attract, retain and reward members of our Board of Directors who were willing to provide the time and energy that we believe is required to meet our business goals. At the end of fiscal 2007, the Board changed the Director Compensation such that there is no longer a stock award component. Since the sole purpose of the Director Restricted Stock Plan was to provide stock awards to the Directors, this plan is no longer used. Therefore, this plan was terminated on November 10, 2010 and no additional shares will be issued under this plan.

Indemnification of Officer and Directors

Our Certificate of Incorporation (the “Certificate”) limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for: (i) any breach of their duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transactions from which the director derived an improper personal benefit. Our bylaws call for us to indemnify our directors, executive officers, and trustees to the fullest extent permitted by law. We believe that such indemnification covers negligence and gross negligence. Our bylaws also permit us to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in such capacity (subject to certain exclusions), regardless of whether the bylaws permit indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of Daegis’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them.

Based solely upon our review of such reports furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than ten percent (10%) stockholders for the fiscal year ended April 30, 2011, were met.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 30, 2011 with respect to the beneficial ownership of our common stock by: (i) each member of our Board of Directors; (ii) each of our named executives; (iii) all of our directors and executive officers as a group; and (iv) each stockholder who is known to us to own beneficially more than 5% of our outstanding common stock.

					Fully Diluted
	Common Shares Owned (1)		Preferred Shares Owned (2)		(As Converted) (3)
	Number of	Percentage of	Number of	Percentage of	Number of	Fully Diluted
Name of Beneficial Owner	Shares	Class	Shares	Class	Shares	Percentage
Directors
Steven D. Whiteman (4)	68,398	*		*	68,398	*
Tery R. Larrew (5)	69,248	*		*	69,248	*
Richard M. Brooks (6)	33,450	*		*	33,450	*
Robert M. Bozeman (7)	26,750	*		*	26,750	*
Timothy P. Bacci (8) (19)	964,691	6.60%	1,666,667	100%	2,631,358	14.66%

Executive Officers
Todd E. Wille (9)	432,430	2.90%		*	432,430	2.60%
Steven D. Bonham (10)	108,617	*		*	108,617	*
Kurt A. Jensen (11)	1,972,584	13.48%		*	1,972,584	12.10%
Mark T. Bygraves (12)	108,280	*		*	108,280	*
Frank Verardi (13)	88,638	*		*	88,638	*
Duane V. George (14)	101,548	*		*	101,548	*
All Directors and Executive Officers
as a group (12 persons) (15)	3,974,634	26.24%		*	5,669,978	30.11%

5% Stockholders
AWM Investment Company, Inc. (16)	2,437,809	16.20%		*	2,437,809	14.59%
c/o Special Situations Funds
153 East 53rd St., 55th Floor
New York, NY 10022-4611

The Jensen Revocable Trust (11)	1,972,584	13.48%		*	1,972,584	12.10%
1420 Rocky Ridge Drive, Suite 380
Roseville, CA 95661

Don R. Carmignani (17)	1,275,344	8.74%		*	1,275,344	7.84%
37 Magnolia Street
San Francisco, CA 94123

Jurika Family Trust (18)	1,079,509	7.39%		*	1,079,509	6.64%
42 Glen Alpine Rd.
Piedmont, CA 94611

BlueLine Partners, LLC (19)	964,691	6.60%	1,666,667	100%	2,631,358	14.66%
402 Railroad Avenue, Suite 201
Danville, CA 94526

*	Less than 1%

(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 16,263,944 shares which is comprised of 14,597,277 shares of the Company’s common stock and 1,666,667 shares of the Company’s preferred stock outstanding as of June 30, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of June 30, 2011, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Daegis Inc., 1420 Rocky Ridge Drive, Suite 380, Roseville, CA 95661.

(2)	On June 30, 2011, the Company completed a $4.0 million private placement which included the issuance of 1,666,667 shares of preferred stock to BlueLine Capital, LLC. The preferred stock will automatically convert on a 1-for-1 basis into shares of common stock of the Company upon the earlier of the second anniversary of the financing, June 30, 2013, or the date on which the Company’s common stock has an average closing price above $4.00 per share during the preceding 30 trading days. The preferred stock includes an annual dividend of 10% payable in cash or stock at the Company’s option. The preferred stock has no other preferences.

(3)	The total number of shares that would be outstanding if all preferred shares were converted into common stock of the Company. See footnote 2.

(4)	Includes 43,750 shares subject to options held by Mr. Whiteman exercisable within 60 days of June 30, 2011.

(5)	Includes 36,750 shares subject to options held by Mr. Larrew exercisable within 60 days of June 30, 2011.

(6)	Includes 29,750 shares subject to options held by Mr. Brooks exercisable within 60 days of June 30, 2011.

(7)	Includes 26,750 shares subject to options held by Mr. Bozeman exercisable within 60 days of June 30, 2011.

(8)	Includes 16,583 shares subject to options held by Mr. Bacci exercisable within 60 days of June 30, 2011. Mr. Bacci also indirectly owns 944,221 as a managing director of BlueLine Capital, LLC. See note (19) below.

(9)	Includes 334,451 shares subject to options held by Mr. Wille exercisable within 60 days of June 30, 2011.

(10)	Includes 100,617 shares subject to options held by Mr. Bonham exercisable within 60 days of June 30, 2011.

(11)	Includes 37,668 shares subject to options held by Mr. Jensen exercisable within 60 days of June 30, 2011. Kurt A. Jensen, the Company’s Chief Operating Officer, beneficially owns The Jensen Revocable Trust along with his wife, Carolyn L. Jensen, who collectively are co-settlors, co-trustees, and co-beneficiaries of The Jensen Revocable Trust. Kurt A. Jensen and Carolyn L. Jensen share sole voting and investment power over all the foregoing shares. These shares were issued as part of the Company’s acquisition of Daegis in June 2010. Mr. Jensen had been the president and chief executive officer of Strategic Office Solutions, Inc. (dba Daegis).

(12)	Includes 93,280 shares subject to options held by Mr. Bygraves exercisable within 60 days of June 30, 2011.

(13)	Includes 57,249 shares subject to options held by Mr. Verardi exercisable within 60 days of June 30, 2011.

(14)	Includes 99,205 shares subject to options held by Mr. George exercisable within 60 days of June 30, 2011.

(15)	Includes 898,719 shares subject to options and exercisable within 60 days of June 30, 2011.

(16)	AWM Investment Company, Inc. is a hedge fund management firm based in New York. The firm is owned by David Greenhouse and Austin Marxe. They manage the Special Situations Fund III, L.P., Special Situations Cayman Fund L.P., Special Situations Private Equity Fund, L.P., and Special Situations Tech. Fund, L.P.

(17)	Don R. Carmignani is a private investor and has sole voting and dispositive power over all the foregoing shares.

(18)	Consists of: (i) 1,024,457 shares of common stock held by Jurika Family Trust U/A 3/17/1989; (ii) 55,000 shares of common stock held by William K. Jurika IRA; and (iii) 52 shares held by Michelle Jurika IRA. Mr. Jurika is a private investor.

(19)	BlueLine Capital, LLC is the investment manager for a variety of private investment funds and is based in California. Timothy Bacci and Scott Shuda are the Managing Directors of BlueLine Partners, LLC and they manage BlueLine Capital Partners, L.P., BlueLine Capital Partners II, L.P., BlueLine Capital Partners III, L.P., BlueLine Capital Partners L.L.C., and BlueLine Capital Partners II, L.L.C. Mr. Bacci also directly owns 3,887 shares. See note (8) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Amounts Due from Officers, Directors and Principal Stockholders. Except for advances of reimbursable expenses, we have made no other loans to executive officers, directors, stockholders or other affiliates. Any such loan must be approved by a majority of those Board members who are independent of and have no interest in the transaction.

Subsequent to end of fiscal 2011, on June 30, 2011, the Company issued, through a $4.0 million private placement, 1,666,667 shares of Series G preferred stock to BlueLine Partners. The preferred stock will automatically convert on a 1-for-1 basis into shares of common stock of the Company upon the earlier of the second anniversary of the financing, June 30, 2013, or the date on which the Company’s common stock has an average closing price of $4.00 per share during the preceding 30 trading days. The preferred stock includes an annual dividend of 10% payable in cash or stock at the Company’s option. The preferred stock has no other preferences. One of the Company’s board members, Timothy P. Bacci, is a managing director of BlueLine Partners.

During fiscal 2011 the Company’s Board of Directors asked Mr. Timothy P. Bacci to review various operational, sales and marketing functions within the Company and to provide related recommendations to the Company based on the results of this review. For his services, Mr. Bacci earned $20,000 in fiscal 2011. Mr. Bacci is a member of the Company’s Board of Directors.

Director Independence. Five of our six directors are independent under the rules of the NASDAQ Marketplace. Only our CEO, Mr. Wille, is not considered independent under such rules.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
GRANT THORNTON LLP AS INDEPENDENT AUDITOR
FOR FISCAL YEAR 2012

The Company’s Audit Committee has appointed Grant Thornton LLP as the Company’s independent auditors for the fiscal year 2012. An affirmative vote of a majority of the outstanding shares of the Company present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum is present, will ratify the appointment of Grant Thornton as our independent auditors for the fiscal year 2012.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

Fees billed by our principal accountant, Grant Thornton LLP, for fiscal 2011 and fiscal 2010 audit services totaled approximately $286,000 and $260,000, respectively. This includes fees associated with the annual audit, review of the Company’s quarterly reports on Form 10-Q and the statutory audit required for our French subsidiary.

Audit-Related Fees

Audit-related service fees billed by Grant Thornton for fiscal 2011 and fiscal 2010 were approximately $56,000 and $7,000, respectively. The fiscal fees primarily related to registration statements, restatements, and other filings required to be filed with the SEC.

Other Fees

Our principal accountant, Grant Thornton LLP, had no other fees for fiscal year 2011 and fiscal year 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. All of the services provided by the independent auditor in fiscal 2011 and 2010 were pre-approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITOR.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any proposal to conduct business (other than nominations) at a meeting of stockholders that a stockholder desires to have included in our proxy materials for the 2012 annual meeting of stockholders must comply with the applicable rules and regulations of the SEC, including that any such proposal must be received by our Secretary at our principal office no later than May 2, 2012 and must otherwise comply with Rule 14a-8 under the Exchange Act and the applicable procedures set forth in our bylaws.

Our bylaws require a stockholder to give advance notice of any proposal to conduct business, or to present a nomination of one or more candidates for election to the Board of Directors, that the stockholder wishes to bring before a meeting of our stockholders. In general, for business proposals or nominations to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by our Secretary during the period beginning 120 days and ending 90 days before the anniversary of the last annual meeting. However, if the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary of the last annual meeting, notice must be received by the Secretary during the period beginning 120 days before the upcoming annual meeting and ending on the later of 90 days before the upcoming annual meeting or 10 days after the first public announcement of such meeting date.

If a stockholder desires to have a proposal to conduct business (other than nominations) included in our proxy materials for the 2012 annual meeting of our stockholders and desires to have such proposal brought before the same annual meeting, the stockholder must comply with the applicable rules and regulations of the SEC and the applicable procedures set forth in our bylaws. Any stockholder proposals should be sent to: Nominating and Governance Committee, c/o Secretary, 1420 Rocky Ridge Drive, Suite 380, Roseville, California, 95661.

Director Nominations

Under our bylaws, stockholder recommendations of nominees to the Board of Directors must also comply with the advance notice requirements in our bylaws, including the requirement that a stockholder notice must be delivered to or mailed and received by the Company not later than thirty (30) days prior to the annual meeting. To submit such recommendations not later than thirty (30) days prior to such meeting; however, in the event that less than forty (40) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of such meeting was mailed or such public disclosure was made.

Any such recommendation must include the following information:
  the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
  a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
  such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and
  the consent of each nominee to serve as a director of the corporation if so elected.
Recommendations for director candidates should be sent to: Nominating and Governance Committee, c/o Secretary, 1420 Rocky Ridge Drive, Suite 380, Roseville, California, 95661.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at this Annual Meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Sincerely,

Todd E. Wille
President and Chief Executive Officer

Roseville, California
August 29, 2011

DIRECTIONS TO THE LOCATION OF THE MEETING

The meeting will be held at our corporate headquarters which is located at 1420 Rocky Ridge Drive, Suite 380, Roseville, CA 95661.

From Bay Area (heading east)
Take I-80 towards Reno (east).
Exit at Eureka Road in Roseville.
Turn right onto Eureka Road.
Turn left onto Rocky Ridge Drive.

From Sacramento Metropolitan Field (SMF) Airport
Exit the airport onto I-5 South.
Take I-80 exit towards Reno (east).
Exit at Eureka Road in Roseville.
Turn right onto Eureka Road.
Turn left onto Rocky Ridge Drive.

From Reno (heading west)
Take I-80 towards Sacramento (west).
Exit at Eureka Road/Taylor Road in Roseville.
Turn right onto Eureka Road.
Turn left onto Rocky Ridge Drive.

DAEGIS INC ATTN: Lisa Waddell 1420 ROCKY RIDGE DRIVE SUITE 380 ROSEVILLE, CA 95661
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01 Steven D. Whiteman	02	Timothy P. Bacci	03	Robert M. Bozeman	04	Richard M. Brooks	05	Tery R. Larrew
06 Todd E. Wille

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	To ratify the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending April 30, 2012.	☐	☐	☐

NOTE: With discretionary authority, upon such other matters as may properly come before the Annual Meeting. At this time, the Board knows of no other matters to be presented at the meeting.

For address change/comments, mark here.			☐
(see reverse for instructions)
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

DAEGIS INC
Annual Meeting of Shareholders
September 29, 2011 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Steven Bonham and Lisa Waddell with full power of substitution to represent the undersigned and to vote all the shares of the common stock of Daegis Inc. (the “Company”) which the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of the Company to be held at Daegis Inc., 1420 Rocky Ridge Drive., Suite 380, Roseville, California 95661, on September 29, 2011, at 9:00 a.m. Pacific time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, and (2) in their discretion, upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended April 30, 2011.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

         Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side